SMITH BARNEY MANAGED MUNICIPALS FUND
                                10f-3 REPORT
                 September 1, 2004 through November 30, 2004


              Trade                                    % Received % of Total
Issuer        Date   Selling Dealer  Principal  Price  by Fund    Issue(1)


New Jersey Economic Development Authority Cigarette Tax Revenue
5.500% due 6/15/24
	  10/7/2004  Bear Stearns   $3,000,000 $97.991  0.210%    0.41%A

New York City Water Finance Authority Water & Sewer Series B
5.000% due 6/15/36
	  11/23/2004 Goldman Sachs  $3,000,000 $101.734 0.321%    0.32%B

Sacramento County CA Sanitation Finance Authority
5.000% due 12/1/35
	  10/20/2004 UBS Paine      $4,390,000 $102.705 0.930%    1.04%C
                     Webber

Sales Tax Asset Receivable Corp. New York Series A
5.000% due 10/15/32
	  10/28/2004 Goldman Sachs  $2,000,000 $103.322 0.110%    0.64%D




(1) Represents purchases by all affiliate funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.



A - Includes purchases of $3,000,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $5,000,000 by other affiliated mutual funds and discretionary accounts.
C - Includes purchases of $2,000,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $10,500,000 by other affiliated mutual funds and discretionary accounts.